Exhibit 99(k)(i)

REGULATIONS OF AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (“AGREEMENT”)

1. Appointment as Transfer Agent.  A Certificate of Appointment (“Certificate”) of American Stock Transfer & Trust Company, LLC (“AST”), a New York limited liability trust company, in substantially the form furnished by AST, shall be filed with AST by Oaktree Finance, LLC, a Delaware limited liability company (the “Company”), with respect to the securities for which AST is to act as transfer agent or registrar (either capacity, an “Agent”) and for any such other securities as the Company may subsequently request in writing (the “Shares”). The Company shall, by supplemental Certificate or otherwise in writing, promptly advise AST of any change in the information contained in said Certificate, and the Company shall promptly provide AST with board resolutions authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares.

2. Share Certificates.  The Company shall furnish AST with a sufficient supply of blank stock certificates for the Shares and shall renew the supply at AST’s request. AST may, if the Company has not complied with such request, order a renewal of such supply at the Company’s expense. In such event, AST is authorized to direct the printer’s invoice for such certificates to be addressed to the Company and the amount thereof shall be a direct obligation of the Company. The stock certificates shall be signed by (or bear the facsimile signature of) the officers of the Company authorized to sign stock certificates and, if required, shall bear the Company’s corporate seal; provided that the original issuance of any Shares shall be directed in writing by the Company. AST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the Company.

3. AST’s Reliance.  AST may act and rely on written or oral instructions received from any person it believes in good faith to be an officer, authorized agent or employee of the Company, unless prior thereto (a) the Company shall have advised AST in writing that it is entitled to act and rely only on written instructions of designated officers of the Company; (b) it furnishes AST with an appropriate incumbency certificate for such officers and their signatures; and (c) the Company thereafter keeps such designation current with an annual (or more frequent, if required) re-filing. AST may also reasonably act and rely on advice, opinions or instructions received from the Company’s legal counsel. AST may, in any event, act and rely on advice received from its legal counsel. In addition, unless specifically instructed in writing by the Company to the contrary, AST may reasonably act and rely on: (i) any writing or other instruction reasonably believed by it in good faith to have been furnished by or on behalf of the Company or a holder of one or more Shares (a “Shareholder”); (ii) on any statement of fact contained in any such writing or instruction which AST reasonably and in good faith does not believe to be inaccurate; (iii) on the apparent authority of any person to act on behalf of the Company or a Shareholder as having actual authority to the extent of such apparent authority; (iv) on its reasonable belief regarding the authenticity of any signature (manual or facsimile) appearing on any writing; and (v) on the conformity to original of any copy.

4. Compensation.  AST shall be entitled to reasonable compensation for all services rendered and shall be reimbursed for all reasonable, out-of-pocket expenses incurred, including without limitation reasonable legal costs and costs of responding to subpoenas related to the Company’s records (regardless of whether AST is still an Agent for the Company) in connection with its acting as Agent, which shall be invoiced separately with reasonable supporting documents regarding such services, expenses and costs. If AST and the Company have an express understanding regarding such fees, the compensation shall be determined in accordance therewith. Notwithstanding such agreement, in the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services. On termination of its services as Agent, AST shall be entitled to reasonable additional compensation for the service of preparing records for delivery to the successor agent or to the Company, and for forwarding and maintaining records with respect to certificates received after such termination.

5. Performance of Services.  In the event that the Company commits any breach of its material obligations to AST, including non-payment of any amount owing to AST not disputed by the Company in good faith (“Undisputed Amount”), and such breach remains uncured for more than sixty (60) days, AST shall have the right to terminate or suspend its services without further notice to the Company. During such time as AST may suspend its services, AST shall have no obligation to act as transfer agent and/or registrar on behalf of the Company and AST shall have no duties to act in such capacity. Such suspension shall not affect AST’s rights under the Certificate or these regulations. On termination of the appointment of AST for any reason, except in the case of material breach by AST of this Agreement, AST shall be entitled to retain all transfer records and related documents until all Undisputed Amounts owing to AST have been paid in full.

In the event that AST commits any breach of its material obligations to the Company, and such breach remains uncured for more than sixty (60) days after the Company delivers a written notice to AST setting forth the details of such breach in reasonable detail, the Company shall have the right to terminate this Agreement.

6. AST as Distributor of Funds.  All funds received by AST for distribution on behalf of the Company will, if so requested, be deposited by AST in a segregated bank account. The Company, which will, upon request, be given a copy of the bank’s statements for said account, shall have the responsibility to reconcile said account.

7. Lost Certificates.  AST shall be authorized to issue replacement certificates for stock certificates claimed by a Shareholder to have been lost, stolen or mutilated upon receipt of an affidavit of the Shareholder to such effect and (unless waived by the Company) receipt of payment from the Shareholder of a premium for an indemnity bond purchased through AST or, at the option of the Shareholder, any surety company reasonably acceptable to AST.

8. Overissue.  If AST acquires the Company’s records from a prior transfer agent (or from the Company) and it subsequently receives a stock certificate not reflected in its records, and if neither the Company nor AST is able to reconcile said certificate with AST’s records (because the transfer of said certificate on the records maintained by AST would create an overissue), the Company shall within sixty (60) days either:  (i) increase the number of its issued Shares, or (ii) acquire and cancel a sufficient number of issued Shares, to correct the overissue.

9. Further Limitations on AST’s Responsibilities.  Absent gross negligence, bad faith or willful misconduct, AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presentors; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST will inform the Company prior to any such delay or decline to the extent practicable and, if not practicable, will inform the Company promptly thereafter. AST shall not be deemed to have notice of, or be required to inquire regarding, any provision of the Company’s certificate of formation or operating agreement, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it.

10. Indemnities.  From and at all times after the date of the Certificate, the Company covenants and agrees to indemnify, reimburse and hold harmless AST and its officers, directors, employees, affiliates and agents (each, an “Indemnified Party”) against any actions, claims, losses, liability or reasonable and documented out-of-pocket expenses (including reasonable and documented legal and other out-of-pocket fees and expenses) incurred by or asserted against any Indemnified Party arising out of or in connection with entering into the Certificate or the performance of AST’s duties thereunder, except for such losses, liabilities or expenses incurred as a result of an Indemnified Party’s fraud, gross negligence, bad faith or willful misconduct.  The Company shall not be liable under this indemnity with respect to any claim against an Indemnified Party unless the Company is notified in writing by the Indemnified Party of the written assertion of such a claim, or of any action commenced against an Indemnified Party, promptly after AST shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by AST to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.  The Company has the right to assume the defense of any action, suit, dispute, inquiry, investigation or proceeding instituted against any Indemnified Party which is subject to indemnification by the Company pursuant to this Section 10.  If the Company assumes the defense of an action, suit, dispute, inquiry, investigation or proceeding, it will retain counsel (who may also be the Company’s counsel) reasonably satisfactory to the Indemnified Party, instruct such counsel that in such counsel’s representation of the Indemnified Party, the Indemnified Party is such counsel’s “client” and such counsel shall represent the client to the fullest extent permitted by applicable canons of ethics.  Each Indemnified Party will have the right to retain its own counsel at such Indemnified Party’s own expense.  Furthermore, each Indemnified Party will have the right to retain its own counsel in any action, suit, dispute, inquiry, investigation or proceeding and to require the Company to pay all reasonable and documented out-of-pocket fees and expenses of such counsel as they are incurred if (i) the Company is also a person against whom the action, suit, dispute, inquiry, investigation or proceeding has been instituted and such Indemnified party has been advised by such counsel in writing that joint representation would be inappropriate (in which case the Company shall not have the right to assume the defense of the action, suit, dispute, inquiry, investigation or proceeding on behalf of such Indemnified Party); (ii) the Company shall not have assumed the defense of the action, suit, dispute, inquiry, investigation or proceeding and retained counsel reasonably satisfactory to such Indemnified Party in a reasonably timely manner; or (iii) the Company shall have authorized the engagement of counsel that is not reasonably satisfactory to such Indemnified Party in connection with the defense of the action, suit, dispute, inquiry, investigation or proceeding.

11. Limit on Parties’ Liability.  In no event shall either party, except for the Company’s obligation to indemnify AST under

Section 11, have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover. AST’s liability arising out of or in connection with its acting as Agent for the Company shall not exceed the aggregate amount of all fees (excluding expenses) paid or payable under the Certificate in the twenty-four (24) month period immediately preceding the date of the first event giving rise to liability.

12. No Third Party Beneficiaries.  The provisions of the Certificate and these regulations are intended to benefit only AST and the Company and their respective successors and assigns.  No rights shall be granted to any other person by virtue of the Certificate or these regulations, and there are no third party beneficiaries of the Certificate or these regulations.

13. Governing Law.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof.

14. Assignment.  AST may assign the Certificate or any rights granted thereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of AST’s assets or business without the prior written consent of the Company.  Except as set forth in this Section 15, AST shall not assign its rights or delegate it duties under this Agreement without the prior written consent of the Company.

15. Confidentiality.  AST is under a strict duty of confidentiality to the Company in respect of the Company’s matters.  AST shall keep strictly confidential all confidential or proprietary information obtained from the Company or any of its representatives, affiliates, financing sources or agents during the performance of its services hereunder (the “Confidential Information”), and AST, its personnel and anyone else working on its behalf will not disclose or use any Confidential Information other than in the course of providing services to the Company pursuant to this Agreement.  “Confidential Information” includes non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors or consultants.  Upon completion of the services, and at the request of the Company, AST shall promptly return or destroy all Confidential Information (except for one copy of such Confidential Information as is required to be retained by law, regulation, professional standards or reasonable business practice).  AST’s obligation of confidentiality as set forth herein shall survive completion of the services or termination or expiration of this Agreement.  AST’s duty of confidentiality under this Section 16 does not apply to Confidential Information which: (i) at the time it is obtained by AST is, or subsequently through no fault of AST becomes, generally available to the public; (ii) becomes rightfully known to AST or its affiliates through a third party with no obligation of confidentiality; (iii) AST is able to prove it was lawfully in the possession of AST or its affiliates prior to such disclosure by the Company; or (iv) is independently developed by AST or its affiliates.

AST agrees to establish and maintain facilities and procedures reasonably acceptable to the Company for the safekeeping of certificates.  AST shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  AST agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Company and will be preserved, maintained and made available to the Company in accordance with the requirements of applicable law, and will be surrendered promptly to the Company on and in accordance with its request provided that the Company has satisfactorily performed its obligations under this Agreement to the extent applicable.  Notwithstanding the foregoing, AST shall be entitled to destroy or otherwise dispose of records belonging to the Company in accordance with AST’s standard document and record retention practices and/or procedures and in accordance with any applicable law.  In addition, AST shall provide reasonable measures to protect the privacy and confidential information of the Company’s securityholders in accordance with its written privacy policy as in effect from time to time.

AST shall establish and maintain appropriate controls and measures designed to ensure the security and confidentiality of the Confidential Information of the Company and its securityholders; to protect against any anticipated threats or hazard to the security and integrity of such information and to protect against unauthorized access to or use of such information.  AST shall notify the Company as soon as practicable in case of any breach of the security or integrity of such information.

The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, AST from disclosure pursuant to a valid subpoena or court order, but AST shall not encourage, suggest, invite or request, or assist in securing, any such subpoena or court order; and AST shall promptly give notice of any such subpoena or court order by email or fax transmission to the Company.  If AST is required to make a disclosure under applicable law or legal, administrative or judicial process, it shall immediately inform the Company in advance (unless prohibited by law), shall only disclose that portion of the Confidential Information that is required by law to be disclosed and shall use its reasonable efforts to ensure confidential treatment is afforded to such Confidential Information.

16. Standard of Care; Compliance with Laws.  AST shall, at all times, act in good faith and exercise reasonable care, diligence and expertise of a professional transfer agent and/or registrar. AST is obligated and agrees to comply with all U.S. federal, state and local laws and regulations, codes, orders and governmental rules that apply to the performance of its duties hereunder.

17. Representations and Warranties.  AST represents and warrants to the Company that (i) it is a limited liability trust company duly organized and validly existing and in good standing under the laws of the state of New York; (ii) it is empowered under applicable law and governing instruments to enter into and perform this Agreement; and (iii) all limited liability trust company proceedings required by said governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement.  The Company represents and warrants to AST that (x) it is a limited liability company duly organized and validly existing and in good standing under the laws of the state of Delaware; (y) it is empowered under applicable law and governing instruments to enter into and perform this Agreement; and (z) all limited liability company proceedings required by said governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement.

18. Miscellaneous.  Neither party shall solicit, recruit or hire any employees of the other party with whom such party has had contact or became aware of in connection with the services provided hereunder for a period of one (1) year subsequent to the expiration or termination of this Agreement (other than through general media solicitations not specifically targeted at such employees or agents).  The foregoing sentence shall not be deemed to create liability for the hiring of any individual responding to such general media solicitation or for unsolicited contact by any such individual with the hiring party.  If any portion of this Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.  This Agreement may not be amended or modified in any respect except in a writing signed by the parties.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

OAKTREE FINANCE, LLC

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ William B. Sacher
Name: William B. Sacher
Title: Chief Executive Officer, Chairman of the Board

By:	/s/ Raj Makam
Name: Raj Makam
Title: President

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ John D. Baker
Name: John D. Baker
Title: Senior Vice President

CERTIFICATE OF APPOINTMENT

of

AMERICAN STOCK TRANSFER

& TRUST COMPANY, LLC

as

TRANSFER AGENT                      REGISTRAR

BY

Oaktree Finance, LLC (the “Company”)

a Delaware limited liability company

The Company is authorized to issue the following shares:

Class of Stock	Par Value	Number of Shares Authorized

The address of the Company to which notices may be sent is:

Oaktree Finance, LLC

c/o Oaktree Capital Management, L.P.

333 S. Grand Ave., 28th Floor

Los Angeles, CA 90071

The name and address of legal counsel for the Company is:

Lisa Arakaki, Managing Director, Oaktree Capital Management, L.P.

Same address as above

Attached are copies of the certificate of formation and operating agreement, as amended, of the Company, which are duly authorized, complete, up to date, and accurate.

If any provision of the certificate of formation or operating agreement, as amended, of the Company, any court or administrative order, or any other document, affects any transfer agency or registrar function or responsibility relating to the shares, attached is a statement of each such provision.

All shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized and validly issued, and the holders of the shares have no obligation to make contributions to the Company solely by reason of their ownership of shares of the Company or any further payments for the purchase of shares. All such shares are (or, in the case of shares that have not yet been issued, will be) duly registered under the Securities Act of 1933 and the Securities Exchange Act of 1934. Any shares not so registered were or shall be issued or transferred in a transaction or series of transactions exempt from the registration provisions of the relevant law, and in each such issuance or transfer, the Company was or shall be so advised by its legal counsel and all shares issued or to be issued bear or shall bear all appropriate legends.

American Stock Transfer & Trust Company, LLC (“AST”) is hereby appointed as transfer agent and registrar for the shares of the Company set forth above, in accordance with the general practices of AST and its regulations set forth in the document entitled Regulations of American Stock Transfer & Trust Company, LLC, a copy of which we have received and reviewed. The Company represents and warrants to AST that: (i) it is a limited liability company duly organized and validly existing and in good standing under the laws of the state of Delaware; (ii) it is empowered under applicable law and governing instruments to enter into and perform this Certificate; and (iii) all limited liability company proceedings required by said governing instruments and applicable law have been taken to authorize it to enter into and perform this Certificate.

Unless otherwise terminated pursuant to its terms and conditions, the initial term of this Certificate of Appointment shall be three (3) years from the date of this Certificate of Appointment and the appointment shall automatically be renewed for further one (1) year successive terms without further action of the parties, unless written notice is provided by either party at least sixty (60) days prior to the end of the initial or any subsequent one (1) year period.

The Company will advise AST promptly of any change in any information contained in this Certificate by a supplemental Certificate or otherwise in writing to AST at 6201 15th Avenue, Brooklyn, New York 11219, Attention:  General Counsel.

WITNESS my hand this 8th day of September, 2011.

Oaktree Finance, LLC

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ William B. Sacher
Name: William B. Sacher
Title: Chief Executive Officer, Chairman of the Board

By:	/s/ Raj Makam
Name: Raj Makam
Title: President